Exhibit 10.4

LUXURBAN HOTELS INC.
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), dated as of March 1, 2024, is entered into by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Brian L. Ferdinand (the “Executive”), and amends certain provisions of the Employment Agreement entered into by and between the Company and the Executive dated August 7, 2023 and effective as of October 1, 2023 (“August 2023 Employment Agreement”), which shall no longer by in force or effect as of the date hereof.

WHEREAS, the Executive is currently employed by the Company as its co-Chief Chairman Officer and Chairman of the Board pursuant the August 2023 Employment Agreement; and

WHEREAS, the Executive and the Company desire to transition his roles with the Company during the period from the date hereof to the earlier of (a) May 31, 2024 and (b) the date the Company and the Executive mutually determine that the CEO Transition (as defined below) has been completed (the “CEO Transition Period”) from the dual position of Chairman of the Board and co-Chief Executive Officer to solely Executive Chairman of the Board.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Section 1(a) of the August 2023 Employment Agreement is hereby amended and restated in its entirety as follows:

“(a) General. Effective as of the earlier of (a) June 1, 2024 and (b) the end of the CEO Transition Period, the Executive hereby resigns his position as co-Chief Executive Officer of the Company, and shall serve as the Executive Chairman of the Board of the Company during the Term (as defined in the August 2023 Employment Agreement). The Executive is allowed to work remotely (the “Remote Location”) and as needed travel for the benefit of the Company. The Executive shall have such duties and responsibilities commensurate with the Executive position including (a) the duties of the Chairman of the Board as set forth in the Company’s amended and restated bylaws and such other services as generally attendant to such role and title and (b) overseeing the Company’s efforts in the evaluation, negotiation and acquisition of leases for new hotel properties. Additionally, during the CEO Transition Period, the Executive shall assist the Company and the Company’s current co-Chief Executive Office and such other members of management as reasonably deemed necessary to ensure the efficient and uninterrupted transition of such co-Chief Executive Officer to the position of sole Chief Executive Officer and the Executive’s transition out of the role of Chief Executive Officer. The Executive shall perform his duties and responsibilities hereunder to the best of his abilities and in a diligent, trustworthy, business-like and efficient manner.

2.	Section 3(a) of the August 2023 Employment Agreement is hereby amended and restated in its entirety as follows:

“(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $525,000.00, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the “Committee”), or in the absence thereof, the Board, based upon the Executive’s performance, not less often than annually. To the extent Base Salary is increased, then the defined term “Base Salary” shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

3.	The following Section 8(r) is hereby added to the August 2023 Employment Agreement:

“So long as the Executive is employed by the Company as its Chairman of the Board, and so long as no uncured grounds for termination for “Cause” by the Company exists, the Board of Directors shall nominate the Executive for election as a director in connection with each meeting of stockholders called during the Term (whether or not such meeting then takes place during or after the Term) at which, among anything else, the election of directors of the Company is being considered and voted upon, and shall recommend his election to the stockholders in a proxy statement sent to such stockholders for such meeting.”

4.	The following Section 8(s) is hereby added to the August 2023 Employment Agreement:

“Notwithstanding anything to the contrary contained herein, in the event the Executive (a) resigns as Chairman of the Board for any reason but (b) remains willing to oversee the Company’s efforts in the evaluation, negotiation and acquisition of leases for new hotel properties, then, so long as no uncured grounds for termination for “Cause” by the Company exists, the Executive shall continue to be employed by the Company in such latter capacity under the terms of the August 2023 Employment Agreement (as amended hereby) through the then remaining Term.

5.	All other terms of the August 2023 Employment Agreement shall remained unchanged by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

EXECUTIVE:

/s/ Brian L. Ferdinand
BRIAN L. FERDINAND

LUXURBAN HOTELS INC.

By:	/s/ Shanoop Kothari
Shanoop Kothari
Co-Chief Executive Officer